   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 1998


                                                              FILE NO. 333-35547

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                   FORM S-3/A



                                AMENDMENT NO. 1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             THE WIDECOM GROUP INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               ONTARIO, CANADA                                   98-0139939
          (STATE OF INCORPORATION)                            (I.R.S. EMPLOYER
                                                           IDENTIFICATION NUMBER)


                                 72 DEVON ROAD


                               BRAMPTON, ONTARIO


                                 CANADA L6T 5B4


                                 (905) 712-0505

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
         INCLUDING AREA CODE, OF COMPANY'S PRINCIPAL EXECUTIVE OFFICES)

                    SUNEET S. TULI, EXECUTIVE VICE PRESIDENT

                              3180 WASHINGTON PIKE


                        BRIDGEVILLE, PENNSYLVANIA, 15017

                                 (905) 712-0505
          (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                WITH COPIES TO:
                            VICTOR J. DIGIOIA, ESQ.
                            GOLDSTEIN & DIGIOIA, LLP
                              369 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                            TELEPHONE (212) 599-3322
                            FACSIMILE (212) 557-0295
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plan, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE


================================================================================================
                                                               PROPOSED MAXIMUM
                                              PROPOSED MAXIMUM    AGGREGATE
    TITLE OF SHARES TO BE      AMOUNT TO BE    OFFERING PRICE      OFFERING        AMOUNT OF
         REGISTERED             REGISTERED      PER SHARE(1)       PRICE(1)     REGISTRATION FEE
------------------------------------------------------------------------------------------------
Common Stock, no par
  value(2)...................       60,000         $ 2.50          $150,000         $  45.00
------------------------------------------------------------------------------------------------
Common Stock, no par
  value(3)...................      353,500         $ 1.37          $484,295         $ 147.00
------------------------------------------------------------------------------------------------
Common Stock, no par
  value(4)...................      125,000         $ 0.90          $112,500         $  34.00
------------------------------------------------------------------------------------------------
Common Stock, no par
  value(5)...................       50,000         $ 4.00          $200,000         $  61.00
------------------------------------------------------------------------------------------------
          Total..............      588,500                         $946,795         $ 287.00
================================================================================================



(1) Total estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o). Registration Fee based upon the closing bid price of the Company's common stock on the Nasdaq Small Cap Market on February 10, 1998, ($1.37).



(2) Represents Shares of Common Stock issuable upon exercise of outstanding Common Stock purchase warrants held by certain security holders. Pursuant to Rule 416 of the Act there are also being registered such additional number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Warrants.



(3) Shares of Common Stock held by certain security holders.



(4) Shares of Common Stock issuable upon conversion of $250,000 of 8% convertible debentures (the "Debentures") to be sold by certain security holders. The Debentures are convertible at a per share conversion price (the "Conversion Price") equal to 80% of the average closing bid price of the Shares (the "Average Bid Price"), as quoted on the National Association of Securities Dealers Automated Quotation ("Nasdaq") system over the twenty
    (20) trading days immediately preceding the date of the Company's receipt of notice requesting conversion; therefore, as the Average Bid Price and likewise the Conversion Price, increases or decreases, as the case may be, the number of shares issuable upon conversion decreases or increases, respectively. The maximum offering price however, will always remain at $250,000, the aggregate principal amount of the 8% Debentures. The number of shares of Common Stock registered reflects an offering price of $1.12 per share based upon the Average Bid Price.



(5) Represents Shares of Common Stock issuable upon exercise of outstanding Common Stock purchase warrants held by a certain security holder. Pursuant to Rule 416 of the Act there are also being registered such additional number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Warrants.


                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SECTION 8(a) MAY DETERMINE.
================================================================================

PROSPECTUS


                                 588,500 SHARES


                             THE WIDECOM GROUP INC.
                                  COMMON STOCK


     This Prospectus covers an aggregate of 588,500 shares of common stock, no par value (the "Shares") of The Widecom Group Inc., an Ontario, Canada corporation (the "Company"), held by certain securities holders (the "Selling Security Holders") of which: (i) 110,000 Shares are issuable pursuant to common stock purchase warrants ("Warrants"); (ii) 350,000 Shares were issued to certain Selling Security Holders pursuant to certain settlement agreements which settled two lawsuits in which the Company was a named party; (iii) 3,500 Shares issued to a certain security holder; and (iv) 125,000 Shares of common stock issuable upon conversion of $250,000 of 8% convertible debentures. The Prospectus is intended to be utilized by the Selling Security Holders in connection with the resale of Shares owned by them. The Company will bear all the expenses incident to the registration of the Shares under the Securities Act of 1933, as amended (the "Securities Act"), and state securities laws, if any, on behalf of the Selling Security Holders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Security Holders; however, any proceeds received from the exercise of Warrants will be used for working capital. See "Use of Proceeds."



     The Company's common stock is traded in the over-the-counter market and is quoted on the Nasdaq Small Cap Market ("Nasdaq") under the symbol "WIDEF" and on the Boston Stock Exchange under the symbol "WDE". On February 10, 1998, the closing bid and asked prices for the Common Stock as reported on Nasdaq were $1.37 and $1.50, respectively.



     The Shares may be sold from time to time by the Selling Security Holders, or by the transferees of the Shares or Warrants. No underwriting arrangements have been entered into by the Selling Security Holders. The distribution of the Shares by the Selling Security Holders and/or their transferees may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary brokers transactions, privately negotiated transactions or through sales to one or more dealers for resale of the Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be sold by the Selling Security Holders either: (i) to a broker or dealer as principal for resale as such broker or dealer for its account pursuant to this Prospectus (e.g. in a transaction with a "market maker"); (ii) in brokerage transactions, including transaction in which the broker solicits purchasers; or (iii) in privately negotiated transactions pursuant to any applicable exemption under the Securities Act of 1933, as amended (the "Act"). Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Security Holders in connection with such sales. The Selling Security Holders and intermediaries through whom such Shares are sold may be deemed "underwriters" within the meaning of the Act, with respect to the Shares offered.



     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" PAGE 6 OF THIS PROSPECTUS.


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is February 17, 1998

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Everett McKinley Dirkson Building, 210 South Dearborn Street, Room 1204, Chicago, Illinois 60604. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997.

          2. The Company's Form 10-K/A No. 1 for the fiscal year ended March 31, 1997.


          3. The Company's Form 10-K/A No. 2 for the fiscal year ended March 31, 1997.



          4. The Company's Form 10Q for the fiscal quarter ended June 30, 1997.



          5. The Company's Form 10Q for the fiscal quarter ended September 30, 1997.



          6. The Company's Form 8K, dated February 4, 1998.



          7. The Company's Form 8/A, dated December 15, 1995, December 9, 1995, and December 8, 1995.


     Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.


     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to The Widecom Group, Inc., 72 Devon Road Brampton, Ontario Canada L6T 5B4. The Company's telephone number is (905) 712-0505.


     No persons have been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering of securities made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Security Holders or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, by anyone, in any jurisdiction to or from any person to whom it is not lawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                               PROSPECTUS SUMMARY


     The following summary is intended to set forth certain pertinent facts and highlights from material contained in the body of this Prospectus and the Company's Report on Form 10-K and 10K/A Amendment No. 1 and Amendment No. 2 for the fiscal year ended March 31, 1997 (collectively, the "Form 10-K"); and the Company's quarterly report on Form 10Q for the fiscal quarter ended June 30, 1997 and September 30, 1997 (the "Form 10Q"), which are incorporated herein by reference. The summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus and Form 10-K and 10Q. Each prospective investor is urged to read this Prospectus, the Form 10-K and Form 10Q in their entirety.


                                  THE COMPANY

General

     The Widecom Group Inc., incorporated in Ontario, Canada, June 15, 1990 (the "Company"), designs, assembles and recently commenced limited marketing of high-speed, high-performance document systems which transmit, receive, print, copy and/or archive wide format documents, such as blueprints, schematics, newspaper layouts and other mechanical and engineering drawings.


     The Company's products consists of a WIDEfax Scan and SLC436-C color scanner. The WIDEfax Scan and SLC436-C color scanner are wide format scanners capable of scanning a document up to 36" wide. The Company's scanners interface with a personal computer to enable the user to scan images into a personal computer for display, editing and archiving. The WIDEfax Scan provides the capacity of scanning monochromatic images only. As the next generation of the WIDEfax Scan, the SLC436-C color scanner was introduced in May of 1996, as a low-cost wide format color scanner capable of scanning 36" by 48" documents at a resolution of 400 dots per square inch ("dpi") in under thirty seconds for monochrome images, and under eight minutes for full color images.


     The Company's scanners incorporate the Company's single line contact scanner technology to capture the image of a wide format document. The contact scanner consists of a 36" fiber optic array, 8mm "image sensor chips" aligned to create a 36" length light sensor, a 36" light emitting diode ("LED") array and software designed to enhance the scanned image by removing deteriorations from the document being reproduced and to interface the scanner with a personal computer. The fiber optic array acts as a lens and focuses the image on the image sensor chips which read the image. Because the Company's image sensor chips contain pixels larger than those of chips used in other scanners, the Company's contact scanners require less light exposure and, therefore, operate faster than other scanners. SLC436-C reads an image in increments of 400 dpi, whereas standard format facsimile machines read images in increments of 200 dpi and other wide format scanners read images in increments ranging from 138 dpi to 417 dpi. Higher dpi improves the reliability of the scanned image because the scanner recognizes greater image detail.


     The software incorporated in the SLC436-C color scanner improves scanned images by removing background discoloration and enhancing faded images. This capability improves the image quality of documents which are stained or which have faded over time. The Company's enabling software permits the SLC436-C color scanner to interface with a personal computer, as well as to permit the user to perform a variety of scanning, editing, viewing and transmission functions.


     The Company has developed and markets two applications software packages, WIDEView, designed to enhance the user's document imaging capabilities, and SLC-OVLY, which enables the Company's WIDEfax products to interface with personal computers operating certain CAD software.

     The Company sells several accessories for use in connection with its WIDEfax products, including various types of paper and film. Sales of accessories have not been material to date and are not expected to be material in the future.

     The Company's primary marketing strategy is to sell its products in targeted commercial markets in which wide format document systems are believed to have potential for significant applications, principally architectural, engineering and construction firms, for which reproduction, archiving and transmission of wide format documents are essential. The Company also markets its products for use by manufacturers in the garment, and other industries, utilities and government agencies and applications in newspapers and advertising industries. The Company believes that its products are used by consumers in these markets for a variety of applications, including the transmission of construction plans, architectural drawings, newspaper and advertising layouts and clothing patterns.

                                 RECENT EVENTS

Private Placement Offering Completed


     On May 19, 1997, the Company completed a private offering (the "May Private Offering") pursuant to Regulation D promulgated under the Securities Act, wherein the Company raised $250,000 in gross proceeds in connection with the sale by the Company to Global Bermuda Partnership, a Bermuda limited Partnership, of five units ("Units"); each Unit is comprised of the following:
(i) one $50,000 principal amount convertible debenture (collectively the "Debentures") and (ii) a 10,000 common stock purchase warrant. Under the Debentures, Global Bermuda will have the right, at any time commencing on the 121st day following the date of issuance of the Debentures and prior to the payment in full of the Debentures, to convert all or part of the unpaid balance of the Debentures (the amount so converted hereinafter being referred to as a "Conversion Amount") into Common Stock of the Company at a conversion price (the "Conversion Price") equal to 80% of the average closing bid price of the Company's shares, as quoted on Nasdaq system over the twenty (20) trading days immediately preceding the date of the Company's receipt of notice requesting conversion. The number of Shares into which any Conversion Amount may be converted shall equal the quotient obtained by dividing such Conversion Amount by the Conversion Price. Based upon a conversion price of $1.12, the Debentures will be converted into 125,000 shares. The warrants noted above are exercisable over five years and have an exercise price of $4.00 per share, subject to adjustment in certain circumstances. The Registration Statement, of which this Prospectus forms a part, includes the shares of common stock issuable upon exercise of the warrants.


Financial Consulting Agreement


     On June 27, 1997, the Company entered into an agreement with Alex Moore & Co. (the "Consultant") whereby in consideration of certain consultant services the Consultant received certain warrants from the Company (the "Agreement"). In November of 1997, the Company and the Consultant agreed to cancel the Agreement, and the Warrants issued to the consultant were cancelled.


Settlement of Certain Litigation

     On June 27, 1997, the Company entered into a settlement agreement with certain individuals who had filed suit against the Company (collectively, the "Settling Parties"). The complaint in this action was based upon alleged improper conduct by the Company with respect to the announcement by the Company of the redemption of certain warrants, which announcement was made on February 10, 1997. The complaint included causes of action for alleged fraud, in the nature of alleged misrepresentation and in the nature of alleged negligent misrepresentation, alleged breach of contract, alleged breach of fiduciary duty, and alleged violations of the California Corporations Code. The Settling Parties sought compensatory and general damages, punitive damages, and injunctive relief. The complaint also demanded an award of pre-judgment and post-judgment interest, attorneys' fees, expert witness fees, and costs.


     Under the terms and conditions of the Settlement Agreement the Settling Parties received 75,000 shares of the Company's Common Stock, and subject to the terms and conditions of the Settlement Agreement they may receive an additional 75,000 shares. The Settling Parties also received 50,000 Warrants to purchase Common Stock at an exercise price of $2.50 per share, which Warrants expire on August 19, 2000. The Registration Statement, of which this Prospectus forms a part, includes the 150,000 shares of the Company's Common Stock and the 50,000 shares underlying the Warrants.


     On May 1, 1997, the Company, Messrs. Raja and Suneet Tuli, the Company's President and Vice President, respectively, entered into a Settlement Agreement with certain individuals in connection with an action alleging improper conduct with respect to the announcement of the redemption of certain Warrants, which announcement was made on February 10, 1997. The settlement obligated the Company to reduce the

Warrant redemption to half of the publicly held Warrants and reduced the exercise price of the warrants to $3.00 from $4.00 per share. Moreover, for class members who held Warrants as of February 10, 1997, and sold such Warrants prior to the close of business on March 5, 1997, the Company will issue one replacement Warrant for each Warrant sold. Under certain terms and conditions of this second settlement agreement, plaintiffs' counsel received 200,000 shares of the Company's common stock, 46,250 of which were placed in escrow pursuant to the terms and conditions of the Settlement Agreement. The Registration Statement, of which this Prospectus forms a part, includes the shares issued to plaintiffs' counsel.


                                  THE OFFERING


Common Stock Outstanding
  Prior to Offering(1).......................  5,836,578
Common Stock Outstanding
  After the Offering(2)......................  6,071,578
Risk Factors.................................  This Offering involves a high degree of risk.
                                               See "Risk Factors."
Use of Proceeds(3)...........................  The Company will not receive any proceeds from the sale of the Selling Security Holders. The
                                               Company anticipates that proceeds received
                                               from the exercise of any Warrants will be used
                                               for working capital, and general corporate
                                               purposes. See "Use of Proceeds."
Nasdaq Smallcap Market Symbol:...............  "WIDEF"
Boston Stock Exchange Symbol:................  "WDE"


---------------

(1) Does not include: (i) 500,000, shares of Common Stock reserved for issuance under the Company's 1995 Employee Stock Option Plan, of which 478,500 shares have been reserved for currently outstanding options and 21,500 shares are available for future issuances; and (ii) 1,846,322 outstanding warrants and debentures.



(2) Assumes the exercise of all Warrants and conversion of Debentures registered hereby. Does not include (i) 500,000, shares of Common Stock reserved for issuance under the Company's 1995 Employee Stock Option Plan, of which 478,500 shares have been reserved for currently outstanding options and 21,500 shares are available for future issuances; and (ii) 1,846,322 outstanding warrants and debentures.



(3) The Company will receive up to approximately $350,000 if all the Warrants with respect to Shares covered by this Prospectus are exercised. See "Use of Proceeds."

                                  RISK FACTORS

     The securities offered hereby are speculative in nature and involve a high degree of risk, including, but not limited to, the risk factors described below. Each prospective investor should carefully consider the following risk factors before making an investment decision. This Prospectus contains, in addition to historical information, forward looking statements (as defined in the Private Securities Litigation reform Act of 1995) that involve risks and uncertainties. The statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to: (i) future revenues,(ii) product development, (iii) the future of the wide format document system industry, and
(iv) other matters. The Company's actual results could differ materially from those anticipated in the forward looking statements as a result of certain factors, including those discussed below and elsewhere in this Prospectus.


     Certain statements in this Prospectus, and the Company's Reports to the Commission filed under the Securities Exchange Act of 1934 which are incorporated by reference herein, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "1995 Reform Act"). The Company desires to avail itself of certain "safe harbor" provisions of the 1995 Reform Act and is therefore including this special note to enable the Company to do so. Forward-looking statements included in this Prospectus or hereafter included in other publicly available documents filed with the Securities and Exchange Commission, reports to the Company's stockholders and other publicly available statements issued or released by the Company involve known and unknown risks, uncertainties, and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) achievements expressed or implied by such forward looking statement. Such future results are based upon management's best estimates based upon current conditions and the most recent results of operations. These risks include, but are not limited to, risks associated with recent and accumulated losses, competition, conflicts of interest, limited operating history, dependence upon one product line, and other risks detailed in the Company's Securities and Exchange Commission filings, including its Annual Report on Form 10-K, Form 10-Q as well as recently filed Reports on Form 8-K, if any, each of which could adversely affect the Company's business and the accuracy of the forward looking statements contained herein.


     1. Limited Relevant Operating History; Limited Revenue and Profit; Future Operating Results. The Company commenced marketing its first 36( wide format facsimile machine on a limited basis, primarily for demonstration purposes, in 1992, and other wide format document systems in 1994 and has a limited relevant operating history upon which an evaluation of the Company's prospects and performance can be made. The Company is subject to all of the risks, expenses, delays, problems and difficulties typically encountered in the establishment of a new business in an industry characterized by intense competition, as well as those encountered in the shift from development to commercialization of new products based on innovative technologies. For example, although the Company announced in December 1996 that it had achieved its initial target production for its SLC 436 color scanner, the Company has since reduced its production output in an effort to implement changes intended to reduce the incidence of manufacturing defects.


     Since inception, the Company has generated limited revenues from operations, achieved limited profitability in the fiscal years 1993 through 1995, sustained a loss of approximately $840,000 for the fiscal year ended March 31, 1996 and a further loss of approximately $4,488,000 for the fiscal year ended March 31, 1997, and $1,014,370 for the fiscal quarter ended June 30, 1997, and 465,871 for the fiscal quarter ended September 30, 1997, as well. The Company would have incurred losses during each of the fiscal years ended March 31, 1993, 1994, 1995, 1996 and 1997 if it had not received revenues from research and development grants and similar reimbursement programs. Unfavorable general economic conditions, including any possible future downturns in domestic or international economies, would materially and adversely affect the Company's future operating results. There can be no assurance that the Company will be able to achieve increased levels of revenue in the future or that the Company's future operations will be profitable.


     2. Uncertainty of Revenue from Government Sponsored Programs. To date, a substantial portion of the Company's revenues have been derived from research and development grants and reimbursement from the Canadian government. Government sponsored programs are designed to encourage and support the development and exploitation of new technologies by providing partial reimbursement to Canadian businesses for expenses incurred in connection with research and development activities. Prior to 1993, the Company received reimbursement of a percentage of substantially all of its expenses from the Canadian government, because the Company was classified as a "sole purpose research and development Company." Since 1993, reimbursement of the Company's expenses from the Canadian government has been limited to reimbursement of a specified percentage of its research and development expenses and qualified related support expenses. Companies seeking reimbursement must submit applications verifying the amounts and nature of research and development expenditures incurred for audit by the Canadian government. Although the Canadian government reimbursed the Company for substantially all amounts requested in 1991 and 1992, the Company did not receive $43,800 (approximately 9.6%) of its requested reimbursement for the calendar year 1993. As of March 31, 1997, the Company had research and development grants receivable of $696,347 representing amounts for which reimbursement has been requested for calendar 1994, calendar 1995 and, three months, ended March 31, 1996. Of this amount, $420,000 has subsequently been received.

     Other government sponsored research grants and subsidies have been provided to the Company to fund specific research programs. The majority of such grants and subsidies have been provided under the Industrial Research Assistance Program which is administered by the Canadian National Research Council (the "NRC"). Grants are made on the condition that research and development activities are performed in Canada and with the prior approval by the NRC of the scope, content and objectives of the research to be performed. For the years ended March 31, 1995 and 1996, the Company received payments under such program of approximately, $18,000 and $66,000, respectively. No grants were received for the year ending March 31, 1997; however, the Company together with a branch of the government of the Province of Quebec became equal shareholders in a research and development Company named 3994340 Canada Inc., doing business as Technologies of NovImage ("NovImage"). The joint venture allows NovImage to receive grants in excess of 40% of qualified research expenditures. Products derived from the research are then licensed back to the Company at a nominal royalty of 0.5% of sales of those products. The formation of NovImage enables the Company to obtain a substantial increase in the amount of research that can be performed. See "Certain Relationships and related Transactions Form 10K."

     In 1996, a change in Canadian tax legislation substantially reduced the amount of subsidy available on research and development performed by publicly traded companies.

     3. Working Capital Position. The Company's heavy investment in property, plant, equipment and inventories, its continuing operating losses and its $1,850,000 investment in NovImage have substantially reduced the Company's cash position. As a result, management believes it will be necessary to raise additional capital in the near future, and is exploring the Company's alternatives at this time. The inability to obtain additional financing, when needed and on acceptable terms, would have a material adverse effect on the Company's operations. To the extent that any future financing involves the sale of the Company's equity securities, the interests of the Company's then existing shareholders, including investors in this offering, could be diluted. See "Recent Events."


     4. Highly specialized and Emerging Markets; Uncertainty of Market Acceptance. Possibility of Differing Industry Standards. The wide format document systems industry is a highly specialized segment of the document systems industry and is characterized by emerging and evolving markets and an increasing number of entrants who have introduced or are developing an array of new wide format products based on a variety of technologies. Each of these entrants is seeking to establish its products and technologies as the preferred method for reproducing, transmitting and storing wide format documents. To the extent that a competitor establishes its technologies as the preferred method within the industry, the Company may be required to modify or discontinue its products. As is typical in the case of emerging and evolving markets, demand and market acceptance for newly introduced products is subject to a high level of uncertainty. Since both the sender and recipient of wide format facsimile transmissions must have a WIDEfax machine in order to accommodate a wide format document in its existing form, purchasers may be reluctant to purchase the Company's products until wide scale market acceptance has been achieved. Achieving market acceptance of the Company's products will require substantial marketing efforts and expenditures of significant funds to create awareness and demand for the Company's products. In addition, potential customers may elect to utilize other products which they believe to be more efficient or have other advantages over the Company's products or may be reluctant to purchase the Company's products due to significant capital investment in other wide format document systems. There can be no assurance that emerging markets for the Company's products will not be limited, that the Company will have the funds or other resources necessary to achieve its marketing objective or that the Company's efforts will result in successful product commercialization or initial or continued market acceptance for its products.

     5. Uncertainty of Introduced Product Lines. In 1992, the Company commenced making its first 36" wide format facsimile machine on a limited basis, primarily for demonstration purposes, and other wide format document systems in 1994. As a result, the Company has a limited relevant operating history upon which an evaluation of the Company's prospects and performance can be made. Since inception, the Company has generated limited revenues from operations and has not yet achieved profitability. The Company's revenues are derived from product sales and research and development grants and reimbursements from the Canadian government. The Company recognizes revenues from product sales when products are, and from research and development grants and reimbursements when related expenses are incurred. The Canadian government audits the Company's requests for reimbursement for research and development expenses incurred during a calendar year and makes reimbursement payments typically some months after the Company has filed the request. The Company's request for reimbursement for approximately $427,000 attributable to calendar year 1994 (which was filed in September 1995) has been audited and has been received from the Canadian government in May 1997. The Company has filed a request for reimbursement for the year ended December 31, 1995, and the three months ended March 31, 1996 for approximately $255,000 and $123,000 respectively. These requests have not been audited or paid by the Canadian Government. There is no assurance that the requests will be approved in their entirety or at all. Denial of all or a portion of such reimbursement by the Canadian government would result in a change to current period income and denial of a significant portion of such reimbursement would have a material adverse effect on the Company's results of operations for such periods.


     6. Limited Marketing Capabilities and Experience; Dependence upon Third-Party Marketing Arrangements. The Company has limited marketing experience and limited financial, personnel and other resources to independently undertake extensive marketing activities. In light of the foregoing, the Company has entered into third-party marketing arrangements and intends to rely primarily on domestic and foreign distributors and dealers to market the Company's products. The Company will be dependent upon the efforts of such distributors and dealers and may be dependent upon a limited number of such distributors and dealers for a significant portion of its revenues. For the years ended March 31, 1995, March 31, 1996 and March 31, 1997, the Company's five largest distributors accounted for approximately 45.3%, 37%, and 49.9%, respectively, of the Company's product sales. The Company has only recently entered into marketing arrangements with many of its key distributors and dealers and the Company's prospects will depend to a large extent upon their efforts and the Company's ability to develop and maintain strategic marketing relationships with additional distributors and dealers. Certain of the Company's dealers and distributors represent various product lines generally, and cannot be expected to increase their sales efforts for the Company's products in the absence of increased incentives or product demand. The Company will also be dependent upon such distributors and dealers to provide installation and support services. To the extent that such third parties provide inadequate service and support, over which the Company will not have direct control, the Company's reputation, and its ability to continue to sell additional products would be adversely affected.


     7. Technological Factors; Uncertainty of Product Development and Commercialization. Although the Company has completed the development of its WIDEfax machines, which the Company believes perform the principal functions for which they have been designed, the Company's products have only been recently commercialized and are currently being utilized by only a limited number of customers. As a result, there can be no assurance that, upon widespread commercial use, the Company's products will satisfactorily perform all of the functions for which they have been designed or that they will be reliable or durable in extensive applications. The Company may be required to devote considerable efforts and resources to enhance and refine its wide format products and to develop additional products. Such efforts remain subject to all the risks inherent in development and commercialization of new products, including unanticipated delays, expenses, technical problems or difficulties, as well as the possible insufficiency of funds to implement efforts, which could result in abandonment or substantial change in product development or commercialization. The Company's success will be largely dependent upon its proposed products meeting targeted cost and performance objectives and the Company's ability to adapt its products to keep pace with evolving technological advances in the industry, and may also be dependent upon their timely introduction into the marketplace. The inability to successfully complete development of a product or a determination by the Company, for financial, technical or other reasons, not to complete development or commercialization of any product, particularly in instances in which the Company has already made significant capital expenditures, could have a material adverse effect on the Company.

     8. Competition; Technological Obsolescence. The markets for document systems are characterized by intense competition. Although the Company is not aware of any manufacturer of 36( facsimile machines, the Company is aware of one manufacturer of 24( facsimile machines and various manufacturers of wide format copiers, scanners, plotters and printers. The Company competes with numerous well-established foreign and domestic companies that market or are developing wide format document systems, as well as those which manufacture standard facsimile machines, copiers, scanners, plotters, and printers. The Company also expects that companies that manufacture and sell standard facsimile machines, copiers, plotters, scanners and printers could develop, without substantial delay of time, wide format document systems directly competitive with the Company's products. Many of these companies possess substantially greater financial, technical, marketing, personnel and other resources than the Company and have established reputations for success in the development and marketing of facsimile machines, copiers, plotters, scanners and printers and have sufficient budgets to permit them to implement extensive advertising and promotional campaigns in response to competitors to enter new markets. The markets for the Company's products are also characterized by rapidly changing technology and evolving industry standards, sometimes resulting in product obsolescence or short product life cycles. As a result, the Company's ability to compete may be dependent upon its ability to continually enhance and improve its products, to complete development of and introduce into the marketplace in a timely manner its proposed products and to successfully develop and market new products. There can be no assurance that the Company will be able to compete successfully, that competitors will not develop technologies or products that render the Company's products obsolete or less marketable, or that the Company will be able to enhance successfully its existing products or develop new products.

     9. Dependence Upon Principal Product; Limited Customer Base. A substantial portion of the Company's sales has been derived from the sale of the 36" WIDEfax facsimile machines prior to May 1994 and from the WIDEfax Modular Unit since its introduction in May 1994. Upon the introduction of the WIDEfax Modular Unit, which is an enhanced modular version of the 36" WIDEfax facsimile machine, the Company discontinued manufacturing and selling the 36" WIDEfax facsimile machine. A decline in the sale of the WIDEfax Modular Units would have a material adverse effect on the Company. For the year ended March 31, 1996 and March 31, 1997, sales of the WIDEfax Modular Unit accounted for approximately 35.2% and 13.9% respectively, of the Company's product sales. There can be no assurance that the Company will not be dependent upon non-recurring sales of WIDEfax Modular Units to a limited number of customers, which sales could constitute a substantial portion of the Company's revenues.

     10. Dependence Upon Third-Party Suppliers. The Company is dependent upon third-party suppliers and subcontractors for all of its supply of custom and component parts incorporated into its products. While the Company believes that alternative sources of supply for most of its components and custom parts are readily available on commercially reasonable terms, the Company is currently dependent upon Alberta Microelectronics, Inc., its principal supplier of print heads. The Company does not maintain supply agreements with any of its suppliers or subcontractors and purchases components and custom parts pursuant to purchase orders in the ordinary course of business. The Company is dependent on the ability of its suppliers and subcontractors to, among other things, satisfy performance and quality specifications and dedicate sufficient production capacity within scheduled delivery times. There can be no assurance that the Company's suppliers and subcontractors will be able to satisfy the Company's scheduled delivery requirements demand. Failure or delay by the Company's suppliers and subcontractors in supplying components or custom parts to the Company would adversely affect the Company's operating margins and the Company's ability to manufacture and deliver products on a timely and competitive basis.

     11. Foreign Trade Risks. The Company relies on sales to foreign markets for a substantial portion of its revenues. For the fiscal year ended March 31, 1995, 1996 and 1997, sales of the Company's products to customers in the Middle East and Asia accounted for approximately 43.5%, 25% and 36.5%, respectively, of the Company's sales. The Company is seeking to expand product sales in foreign markets, but there can be no assurance that the Company will be successful or that such markets will prove to be viable. To the extent that the Company is able to successfully expand its operations in foreign markets, the Company will become increasingly subject to risks inherent in foreign trade, including shipping delays, increased collection risks, trade restrictions, export duties and tariffs and international political, regulatory and economic developments, all of which could have an adverse effect on the Company's operating margins and results of operations and exacerbate the risks inherent in the Company's business. In addition, the Company conducts a substantial portion of its business in foreign currency, primarily the Canadian dollar and Indian rupee. Fluctuations in the exchange rates between the United States dollar and the Canadian dollar or Indian rupee could have an adverse effect on the Company's operating results. The Indian rupee has experienced significant devaluation against the United States dollar and other currencies in recent years. The Company may seek to limit its exposure to the risk of currency fluctuations by foreign currency hedging transactions which could expose the Company to substantial risk of loss.


     12. Impact of Currency; Exchange Rates. To date, fluctuation in foreign currency exchange rates have not had a significant impact on the Company's results of operations. Fluctuations in the exchange rates between the United States dollar and the Canadian dollar or Indian rupee; however, could have an adverse effect on the Company's operating results in the future. The Company may seek to limit its exposure to the risk of currency fluctuations by engaging in foreign currency transactions that could expose the Company to substantial risk of loss. The Company has limited experience in managing international transactions and has not yet formulated a strategy to protect the Company against currency fluctuations. There can be no assurance that fluctuations in foreign currency exchange rates will not have a significant impact on the Company's future operating results.


     13. Risks Associated with Foreign Manufacturing. Substantially all of the Company's manufacturing activities are conducted in a free trade zone in India and, as a result, supplies shipped to the Company's manufacturing facility and completed products shipped from the facility are not subject to Indian duties or tariffs. In connection therewith, the Company has been and will continue to be subject to various risks associated with conducting business abroad. India may, from time to time impose duties, tariffs or quotas or other restrictions on the Company's imports or exports, or otherwise change regulations relating to the conduct of business in the free trade zone, or the United States or Canada may impose increased duties, tariffs and other restrictions on the import or export of the Company's products or supplies, any of which would adversely affect the Company's operations.


     14. Possible Fluctuations in Operating Results. The Company's operating results could vary from period to period as a result of the length of the Company's sales cycle, as well as from purchasing patterns of potential customers, the timing and introduction of new products and product enhancements by the Company and its competitors, variations in sales by distribution channel and non-recurring system sales to a limited number of customers. There can be no assurance that such factors will not cause significant fluctuations in the Company's operating results in the future.


     15. Lack of Patent Protection; Reliance Upon Trade Secrets. The Company does not hold any patents, although, it has filed patent applications relating to certain aspects of its technology. There can be no assurance, however, that any patents will be issued to the Company or the breadth or degree of protection future patents, if any, would afford the Company or that any such patents will not be circumvented or invalidated. The Company relies upon proprietary know-how and employs various methods to protect the ideas, concepts and documentation of its proprietary technology, which methods include nondisclosure agreements with its employees and distributors. However, such methods may not afford complete protection and there can be no assurance that competitors or customers will not independently develop such know-how or obtain access to the Company's know-how, ideas, concepts and documentation. In addition, certain aspects of the technologies embodied in the Company's products are generally available to other manufacturers. The Company is not aware of any infringement on the proprietary rights of others and has not received any notice of claimed infringement. However, the Company has not conducted any investigation as to possible infringement and there can be no assurance that third parties will not assert infringement claims against the Company in connection with its products, that any such assertion of infringement will not result in litigation, or that the Company would prevail in such litigation or be able to license any infringed patents of third parties on commercially reasonable terms. If the Company's technologies were found to infringe another party's rights, the Company could be required to modify its products or obtain a license. There can be no assurance that the Company would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, or that the Company would have the financial or other resources necessary to defend successfully a claim of violation of proprietary rights. Failure to do any of the foregoing could have a material adverse effect on the Company. Furthermore, if the Company's products or technologies are deemed to infringe patents or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which would have a material adverse effect on the Company.

     The Company has developed and markets two applications software packages, WIDEView, designed to enhance the user's document imaging capabilities, and SLC-OVLY, which enables the Company's WIDEfax products to interface with personal computers operating certain CAD software. The Company has neither filed for copyright protection of its proprietary software nor registered the name SLC-OVLY and WideView as a Trademark with the United States Patent and Trademark Office. The Company holds a registered trademark with the United State Patent and Trademark Office for the WIDEfax(R) name only. The Company is not aware of any infringement on the proprietary rights of others and has not received any notice of claimed trademark infringement; however, the Company has not conducted any investigation as to possible trademark infringement and there can be no assurance that third parties will not assert trademark infringement claims against the Company in connection with its use of any of its marks, that any such assertion of infringement will not result in litigation, or that the Company would prevail in such litigation.

     16. Dependence on Key Personnel. The success of the Company will be largely dependent on the personal efforts of Raja S. Tuli, its Chief Executive Officer and President and Suneet S. Tuli, its Executive Vice President of Sales and Marketing, and other key personnel. Although the Company has entered into five-year employment agreements with Messrs. Tuli and Tuli, the loss of the services of such persons or other key employees could have a material adverse effect on the Company's business and prospects. The Company has obtained "key-man" life insurance on the life of Raja Tuli in the amount of CDN $1,500,000 and on the life of Suneet Tuli in the amount of CDN $1,000,000. The success of the Company may also be dependent upon its ability to hire and retain additional qualified technical, financial, marketing and other personnel. Competition for qualified personnel in the wide format document system industry is intense and there can be no assurance that the Company will be able to hire or retain additional qualified personnel.


     17. Potential Conflicts of Interest. The Company was organized by Raja, Suneet and Lakhbir Tuli and has engaged in transactions with entities that are affiliated with such persons which may involve potential conflicts of interest. For example, the Company has entered into an Agreement with Widecom R&D, Inc. ("WideCom R&D"), a Company wholly owned by Lakhbir S. Tuli, a principal stockholder of the Company and father of Raja and Suneet Tuli, pursuant to which WideCom R&D seeks to recruit licensing and marketing joint ventures and subcontract manufacturers for the Company in India. Certain terms of this Agreement, including a provision which requires WideCom R&D to structure its compensation with licensees, could result in potential conflicts of interest with the Company. In addition, Indo WideCom International Ltd., the Company's wholly owned subsidiary, leases the Company's Indian facility from WideCom Fax and Plotters, Ltd. ("WideCom Fax"), a Company controlled by Lakhbir S. Tuli, and has engaged WideCom Fax as a non-exclusive distributor in India on the same terms and conditions as unaffiliated distributors. Moreover, the Company engages Lakhbir S. Tuli as an independent consultant and, for the years ended March 31, 1996 and 1997, the Company paid Mr. Tuli $54,000 and $115,000 respectively, in consideration for such services. In connection with the establishment of NovImage, two companies in which Raja S. Tuli has a beneficial interest in, each acquired 5% of NovImage solely in exchange for the licensing of their technologies to NovImage.

Although management believes these transactions have been advantageous to the Company, there can be no assurance that future transactions or arrangements between the Company and its affiliates will be advantageous, that conflicts of interest will not arise with respect thereto or that if conflicts do arise, that they will be resolved entirely in favor of the Company.

     18. Control by the Tuli Family. At present, Raja, Suneet and Lakhbir Tuli, in the aggregate, beneficially own approximately 40.3% of the Company's outstanding Common Stock. Accordingly, such persons, acting together, will most likely be in a position to control the Company, elect all of the Company's directors, increase the authorized capital, dissolve, merge, or sell the assets of the Company and generally direct the affairs of the Company. In addition, the Ontario Business Corporation Act (the "OBCA") under which the Company is incorporated, requires that a majority of the members of the Company's Board of Directors and of any committee of the Board of Directors be resident Canadians. The OBCA also provides that directors shall not transact business at a meeting of directors unless a majority of directors present are resident Canadians. The Company currently has a majority of directors who are residents Canadians.

     19. No Dividends. The Company has not paid any cash dividends to date and does not expect to pay cash dividends in the foreseeable future.


     20. Possible Delisting; Penny Stock Regulation. Under Nasdaq rules, in order to maintain listing on the Nasdaq SmallCap Market, a Company must have, among other things, $2,000,000 of net tangible assets or market capitalization of $35,000,000 or $500,000 of net revenue in the latest fiscal year or 2 of 3 previous fiscal years and a minimum bid price of $1.00 per share. In addition, Nasdaq reserves the right to withdraw or terminate the Company's listing on the Nasdaq SmallCap Market at any time and for any reason in its discretion. In the event that the Company is unable to maintain continued quotation on the Nasdaq SmallCap Market, quotation, if any, of the Common Stock would be in the over-the-counter market in what are commonly referred to as the "pink sheets" of the National Quotation Bureau, Inc. or on the National Association of Securities Dealers OTC Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of such securities.



     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. In addition, if the Company's securities do not meet an exception to the penny stock regulations cited above, trading in the Company's securities would be covered by Rule 15g-9 promulgated under the Exchange Act for non-Nasdaq and non-national securities exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses) must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.



     If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Shares could be adversely affected because the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.



     21. Significant Outstanding Options and Warrants; Potential Adverse Effect on Market Price of Common Stock. Upon the consummation of this offering, there will be 2,081,322 Warrants and 125,000 Debentures outstanding to purchase freely-tradeable shares of Common Stock. Of those warrants, 60,000 are exercisable at a price of $2.50 per share, 1,756,322 are exercisable at a price of $4.00 per share, 165,000 are exercisable at $8.25 per share, and 100,000 are exercisable at $2.125 per share. Additionally, the Company has reserved 21,500 shares of Common Stock for issuance upon the exercise of options which may be granted under the Company's Stock Option Plan, under which plan, options to purchase 478,500 shares of Common Stock at a price of $2.125 per share, have been granted. Although the Company has the right to redeem, for

$.10 per warrant, 936,322 warrants exercisable at $4.00 per share, and may choose to do so in light of its current working capital position, heavy downward pressure on the Company's stock price would likely result as warrant holders exercised such warrants, and sold the underlying stock, to avoid redemption of their warrants. To the extent that outstanding options and warrants are exercised, dilution to the percentage ownership of the Company's stockholders will occur and any sales in the public market of the Shares underlying such options and warrants may adversely affect prevailing market prices for the Shares. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely effected since the holders of outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the outstanding options and warrants.


     22. Shares Eligible for Future Sale. Upon the consummation of this offering, the Company will have 5,836,578 shares of Common Stock outstanding and 2,206,322 shares issuable upon exercise of outstanding warrants and conversion of debentures, all of which will be freely tradeable without restriction or further registration under the Securities Act. An additional 2,281,825 shares (and 929,762 shares of Common Stock issuable upon exercise of certain warrants, are deemed to be "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act, and may only be sold pursuant to an effective registration under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. All such "restricted" shares may be sold pursuant to Rule 144 at various times in the future. No prediction can be made as to the effect, if any, that sales of such shares or even the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of additional equity securities described above.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Security Holders. The Company is not paying any underwriting, brokerage or other commissions in any form whatsoever in connection with the offer and sale of the Shares.


     However, because certain Shares being sold pursuant to this Prospectus will be acquired from the Company upon exercise of currently outstanding Warrants, the Company would receive $350,000 in proceeds if all such Warrants are exercised, which the Company plans to use for working capital and general corporate purposes.


                            SELLING SECURITY HOLDERS


     The Company has agreed to register the resale of the Selling Security Holders' Shares under the Securities Act and to pay all expenses in connection therewith. An aggregate of 588,500 Selling Security Holders' Shares (consisting of 353,500 shares of Common Stock and an aggregate of 235,000 shares of Common Stock issuable upon exercise of warrants, and debentures may be offered and sold pursuant to this Prospectus by the Selling Security Holders. Except as set forth below, none of the Selling Security Holders has ever held any position or office with the Company or had any other material relationship with the Company.

                          SELLING SECURITY HOLDERS AND
                   TRANSACTIONS WITH SELLING SECURITY HOLDERS


                                        SHARES/
                                    WARRANTS SHARES/                          SHARES/        PERCENTAGE OF
                                      BENEFICIALLY         SHARES/        WARRANT SHARES/       SHARES
   NAME AND ADDRESS OF SECURITY      OWNED PRIOR TO    WARRANT SHARES/      OWNED AFTER       OWNED AFTER
              HOLDER                    OFFERING           OFFERED            OFFERING        OFFERING(1)
----------------------------------  ----------------   ----------------   ----------------   -------------
Stanley R. Goldstein(2)...........      0/5,000            0/5,000                0                *
Victor J. DiGioia(2)..............      0/5,000            0/5,000                0                *
Robert L. Blessey)................      3,500/0            3,500/0                0                *
Don Johnson, Walter J. Lack,
  Thomas V. Girardi, Glenn
  McCusker, and Gino Aiello(3)....   150,000/50,000     150,000/50,000            0                *
Chimicles, Jacobsen &
  Tikellis(4).....................     200,000/0          200,000/0               0                *
Global Bermuda Limited
  Partnership(5)..................      0/50,000           0/50,000               0                *



                                                                                            PERCENTAGE OF
                                                                              DEBENTURES       SHARES
                                                                 DEBENTURES   OWNED AFTER    OWNED AFTER
                 DEBENTURE HOLDER                   DEBENTURES    OFFERED      OFFERING       OFFERING
--------------------------------------------------  ----------   ----------   -----------   -------------
Global Bermuda Limited Partnership(6).............   125,000      125,000          0              *


---------------

 *  Percentage is less than 1%.

(1) Computed for purposes herein to give effect to the exercise of all Warrants held by such Selling Security Holder and not any other Selling Security Holder. Figures are computed based upon 5,836,578 shares of Common Stock outstanding on January 7, 1998.



(2) Shares issuable upon exercise of Warrants at an exercise price of $2.50 per share exercisable for a period of five years expiring June 2, 2002. These Warrants were issued for services rendered.



(3) Includes Shares issuable upon exercise of Warrants at an exercise price of $2.50 per share exercisable for a period of three years expiring August 19, 2000. Warrants were issued pursuant to the terms and conditions of a Settlement Agreement.



(4) Shares received by plaintiffs' counsel for legal fees pursuant to the terms and conditions of a Settlement Agreement.



(5) Shares issuable upon exercise of Warrants at an exercise price of $4.00 per share exercisable for a period of three years expiring May 19, 2000.



(6) Shares of Common Stock issuable upon conversion of $250,000 of 8% Debentures at an exercise price of $1.12 per share.


                              PLAN OF DISTRIBUTION

     The Shares of Common Stock held by certain Selling Security Holders and the Shares underlying the Warrants issuable to Selling Security Holders upon exercise thereof, may be offered and sold from time to time by the Selling Security Holders as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares offered hereby may be sold by one or more of the following methods, without limitation:
(a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Security Holders in amounts to be negotiated immediately prior to the sale. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with such sales.

                           DESCRIPTION OF SECURITIES

     The Company is authorized to issue 20,000,000 shares of Common Stock, no par value per share. The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders and do not have cumulative voting rights. The Common Stock has no conversion rights and includes no preemptive rights or other rights to subscribe for additional securities. The holders of the Common Stock will be entitled to receive dividends, if any, as may be declared by the Board of Directors out of legally available funds and to share pro rata in any distribution to the shareholders, including any distribution upon liquidation of the Company. All outstanding Shares of Common Stock are fully paid and nonassessable.

                                 LEGAL MATTERS


     Certain legal matters relating to the Common Stock will be passed upon for the Company by the law firm of Goldstein & DiGioia, LLP ("G&D"), New York, New York. G&D has relied on the opinion of Marks, Ciraco, Ontario counsel to the Company relating to all aspects of Ontario and Canadian law. Certain principals at G&D holds warrants to purchase 10,000 shares at $2.50 per share, which Warrants are exercisable for a five year period and expire on June 2, 2002, and have been included in the Registration Statement of which this Prospectus forms a part.


                                    EXPERTS


     The financial statements and schedules of the Company included and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended March 31, 1997, have been audited by BDO Dunwoody, independent chartered accountants, to the extent and for the periods indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon their reports given on the authority of said firms as experts in accounting and auditing.


                  DISCLOSURE OF COMMISSION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Indemnification may be permitted to directors, officers, employees and agents of a corporation under certain circumstances and subject to certain limitations pursuant to Part IX of the Ontario Business Corporation Act and the Company's By-laws.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Company will bear all expenses in connection with the issuance and distribution of the Shares, including those set forth below. None of such expenses will be borne by the Selling Security Holders.


                                       ITEMS                                         AMOUNTS
-----------------------------------------------------------------------------------  -------
Securities and Exchange Commission
Registration Fee...................................................................  $   287
Printing and Engraving Expenses....................................................  $   500
Accounting Fees and Expenses.......................................................  $ 3,000*
Legal Fees and Expenses............................................................  $15,000
Blue Sky Fees and Expenses.........................................................  $ 5,000*
Transfer Agent and Registrar Fees..................................................  $ 2,000*
Miscellaneous Fees and Expenses....................................................  $ 1,500*
                                                                                     -------
          Total....................................................................  $27,287*
                                                                                     =======


---------------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 6 of the Company's By-Laws limits the personal liability of directors and officers to the Company or its shareholders for monetary damages arising from a breach of their fiduciary duty in certain circumstances. Article 6 of the Company's By-Laws also provides that the Company may indemnify its officers and directors to the fullest extent permitted by the Ontario Business Corporations Act from any liability and all costs, charges and expenses that such officer or director sustains in respect to any action, suit or proceeding that is proposed or commenced against him or her for or in respect the execution of the duties of his or her office. Part IX of the Ontario Business Corporations Act authorizes a corporation to indemnify directors and officers unless such party has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation. The effect of these provisions is to permit such indemnification by the Company for liabilities arising under the Securities Act.

ITEM 16.  EXHIBITS.

     The exhibits designated with an asterisk (*) have previously been filed with the Commission in connection with the Company's Registration Statement on Form S-3, File No. 333-35547, and pursuant to 17 C.F.R. Sections 201.24 and 240.12b-32, are incorporated by reference to the document referenced in brackets following the description of such exhibits. (**) denotes exhibits filed herewith.



EXHIBIT
  NO.                                          DESCRIPTION
-------   -------------------------------------------------------------------------------------
   4.1*   Form of 8% Convertible Debentures purchased by Global Bermuda Limited Partnership, a
          Bermuda limited Partnership.
   4.2*   Form of Warrant issued to Global Bermuda Limited Partnership, a Bermuda limited
          Partnership.
   4.3**  Form of Warrant issued by the Company to principals at the law firm of Goldstein &
          DiGioia, LLP for services rendered, and to certain individuals pursuant to a settlement agreement.
   5  **  Opinion of Goldstein & DiGioia, LLP., re: legality of shares.
  10.1*   Financial Consulting Agreement, dated June 2, 1997, by and between The Widecom Group
          Inc. and Alex Moore & Co.
  10.2*   Settlement Agreement, dated May 1, 1997, among Brett Whiton, Richard Benjamin,
          Anthony Hand, and the Company, Messrs. Raja and Suneet Tuli.
  23  **  Consent of BDO Dunwoody, independent accountants.

ITEM 17.  UNDERTAKINGS


     (a) The undersigned Company hereby undertakes:


     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;


     (i) To include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;

     (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) If the Company is a foreign private issuer, to file a post-effective amendment to the Registration Statement to include any financial statements required by Rule 3-19 of Regulation S-K at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10 (a)(3) of the Securities Act need not be furnished, provided, that the Company includes in the Prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the Prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10
(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(b) of the Exchange Act (and where applicable, each filing of all employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Company hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report, to security holders that are incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brampton, Ontario, Canada, on February 12, 1998.


                                          THE WIDECOM GROUP INC.

                                          By:       /s/ RAJA S. TULI

                                            ------------------------------------
                                                        Raja S. Tuli
                                                Chief Executive Officer and
                                                          President

     Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.


                NAME                                  TITLE                        DATE
-------------------------------------  -----------------------------------  -------------------
          /s/ RAJA S. TULI             President, Chief Executive Officer   February 12, 1998
-------------------------------------    and Director (Principal Executive
            Raja S. Tuli                 Officer)

         /s/ WILLEM J. BOTHA           Treasurer and Chief Financial        February 12, 1998
-------------------------------------    Officer (Principal Financial and
           Willem J. Botha               Accounting Officer)

         /s/ SUNEET S. TULI            Executive Vice President of Sales    February 12, 1998
-------------------------------------    and Marketing, Secretary and
           Suneet S. Tuli                Director

       /s/ BRUCE D. VALLILLEE          Director                             February 12, 1998
-------------------------------------
         Bruce D. Vallillee

                                       Director                             February 12, 1998
-------------------------------------
             Ajit Singh

                                 EXHIBIT INDEX



     The exhibits designated with an asterisk (*) have previously been filed with the Commission in connection with the Company's Registration Statement on Form S-3, File No. 333-35547, and pursuant to 17 C.F.R. Sections 201.24 and 240.12b-32, are incorporated by reference to the document referenced in brackets following the description of such exhibits. (**) denotes exhibits filed herewith.



EXHIBIT
  NO.                                       DESCRIPTION
-------     ---------------------------------------------------------------------------
   4.1*     Form of 8% Convertible Debentures purchased by Global Bermuda Limited
            Partnership, a Bermuda limited Partnership.
   4.2*     Form of Warrant issued to Global Bermuda Limited Partnership, a Bermuda limited Partnership.
   4.3**    Form of Warrant issued to principals at the law firm of Goldstein &
            DiGioia, LLP, for services rendered, and to certain individuals pursuant to a Settlement Agreement.
   5  **    Opinion of Goldstein & DiGioia, LLP., re: legality of shares.
  10.1*     Financial Consulting Agreement, dated June 2, 1997, by and between The
            Widecom Group Inc. and Alex Moore & Co.
  10.2*     Settlement Agreement, dated May 1, 1997, among Brett Whiton, Richard
            Benjamin, Anthony Hand, and the Company, Messrs. Raja and Suneet Tuli.
  23  **    Consent of BDO Dunwoody, independent accountants.